UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014 (July 9, 2014)

TELIK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing

As disclosed in Telik’s Current Report on Form 8-K filed with the SEC on November 14, 2013, Telik received from The Nasdaq Stock Market, or NASDAQ, a notice letter indicating that based on its stockholders’ equity of $2,441,000 disclosed in Telik’s Form 10-Q for the period ended September 30, 2013, Telik did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on The Nasdaq Capital Market set forth in Listing Rule 5550(b)(1). Telik failed to meet the stockholders’ equity requirement set forth in 5550(b)(1) prior to the Merger (as defined and described below).

On July 9, 2014 Telik, Inc, or Telik, received a notice from the NASDAQ Hearings Panel, or the Panel, informing Telik of the Panel’s decision to delist all Telik shares from the NASDAQ Capital Market effective as of the open of business on Friday, July 11, 2014. Telik was before the Panel for the failure to maintain the minimum $2.5 million shareholders’ equity requirement as required by NASDAQ Listing Rule 5550(b)(1).

Telik has submitted an application to OTC Marketplace LLC, or OTC Markets, to list Telik’s shares on the OTCQB marketplace while Telik pursues an appeals process with NASDAQ as discussed in this Current Report. On July 10, 2014, OTC Markets informed Telik that its shares would begin trading on the OTCQB beginning as of the commencement of trading on Friday, July 11, 2014 pending OTC Markets’ review of Telik’s application.

As disclosed in Telik’s Current Report on Form 8-K filed with the SEC on July 9, 2014, Telik and MabVax Therapeutics, Inc., a Delaware corporation, or MabVax, completed the merger of Tacoma Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Telik with and into MabVax, or the Merger, on July 8, 2014, in order to meet the minimum equity requirement. In connection with the Merger, Telik previously filed an Initial Listing Application for the post-Merger combined entity pursuant to NASDAQ Listing Rule 5110(a), and, as disclosed in Telik’s Proxy Statement, filed with the SEC on June 3, 2014, as supplemented and amended, Telik solicited the approval of the holders of a majority of Telik’s issued and outstanding stock for certain amendments to Telik’s charter documents to, among other things, effect a 5-1 reverse stock split of Telik’s issued and outstanding stock, or the Reverse Stock Split, in order to meet the minimum mid price of $4.00 a share, which is also an Initial Listing Standard as part of the merged company, as discussed below.

As disclosed in Telik’s Current Report on Form 8-K filed with the SEC on July 9, 2014, Telik failed to obtain stockholder approval for the Reverse Stock Split. Telik met the minimum stockholders’ equity requirement set forth in 5550(b)(1) immediately following the Merger. However, partially as a result of Telik’s failure to obtain approval for the Reverse Stock Split, the bid price of Telik’s common stock traded on the NASDAQ Capital Market on July 9, 2014 following the consummation of the Merger failed to meet the NASDAQ Initial Listing Standards required for NASDAQ’s approval of Telik’s Initial Listing Application.

On July 9, 2014, Telik appealed the Panel’s decision to the NASDAQ Listing and Hearing Review Council, or the Council, requesting an expedited review of the Panel’s delisting decision requesting an opportunity to demonstrate Telik’s compliance with the NASDAQ Initial Listing Standards within the next 30 days. There is no assurance that the Council will grant Telik’s appeal. Commencing on the open of business on Friday, July 11, 2014, Telik’s shares will be traded on the OTCQB marketplace under the trading symbol “TELK”.

Item 4.01	Changes in Registrant’s Certifying Accountants

On July 10, 2014, the Audit Committee of the Board of Directors of Telik elected to continue to engage Burr Pilger Mayer, Inc., an independent registered accounting firm, or Burr Pilger, as Telik’s independent registered public accounting firm to review Telik’s financial statements for the three and six month periods ended June 30, 2014. Following Burr Pilger’s review of the financial statements for the three and six month periods ended June 30, 2014, Telik intends to terminate Burr Pilger’s engagement and appoint CohnReznick, LLP, or CohnReznick, as the independent public accountant engaged to review Telik’s financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.

Dated: July 11, 2014	By:	/s/ J. David Hansen
		Name:	J. David Hansen
		Title:	President and Chief Executive Officer